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Exhibit 10.16

         GUARANTEE

        GUARANTEE, dated as of March23, 2006, by Boone Pickens, an individual residing in the State of Texas (the "Guarantor"), in favor of Sempra Energy Trading Corp. (the "Counterparty").

        1.    Guarantee.    To induce the Counterparty to enter into and execute spot and forward purchase and sales agreements, swap transactions and other derivative transactions in crude oil, petroleum products, and natural gas as well as derivative transactions in interest rates transactions (collectively, "Transactions") with Clean Energy ("Clean Energy"), the Guarantor, absolutely, unconditionally and irrevocably guarantees to the Counterparty and its successors, endorsees and assigns the prompt payment when due, subject to any applicable grace period, of all present and future payment obligations of Clean Energy to the Counterparty arising out of the Transactions (the "Obligations").

        2.    Nature of Guarantee.    The Guarantor's Obligations hereunder shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral therefore or by any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor not available to Clean Energy. This is a guarantee of payment and not collection. The Guarantor agrees that the Counterparty may resort to the Guarantor for payment of any of the Obligations whether or not the Counterparty Shall have resorted to any collateral therefor or shall have proceed against Clean Energy or any other obligor principally or secondarily obligated with respect to any of the Obligations. The Counterparty shall not be obligated to file any claim relating to the Obligations in the event that Clean Energy becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Counterparty to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment to the Counterparty in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. The Guarantor reserves the right to (a)set-off against any payment owing hereunder any amounts owing by the Counterparty to Clean Energy and (b)assert defenses which Clean Energy may have to payment of any Obligations other than defenses arising from the bankruptcy or insolvency of Clean Energy and other defenses expressly waived hereby.

        3.    Changes in Obligations, Collateral therefor and Agreements Relating thereto; Waiver of Certain Notices.    The Guarantor agrees that the Counterparty may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with Clean Energy or with any other party to or person liable on any of the Obligations or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Counterparty and Clean Energy or any such other party or person, without in any way impairing or affecting this Guarantee. The Guarantor waives notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest.

        4.    Expenses.    The Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of the Counterparty's counsel) in any way relating to the enforcement or protection of the fights of the Counterparty hereunder; provided, that the Guarantor shall not be liable for any expenses of the Counterparty if no payment under this Guarantee is due.

        5.    Subrogation.    Upon payment of any of the Obligations, the Guarantor shall be subrogated to the rights of the Counterparty against Clean Energy with respect to such Obligations, and the Counterparty agrees to take at the Guarantor's expense such steps as the Guarantor may reasonably request to implement such subrogation.

        6.    No Waiver; Cumulative Rights.    No failure on the part of the Counterparty to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Counterparty of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Counterparty or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Counterparty at any time or from time to time.

        7.    Assignment.    Neither this Guarantee nor any rights, interests or obligations hereunder may be assigned to any other person (except by operation of taw) without the prior written consent of the Guarantor and the Counterparty.

        8.    Notices.    All notices or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand, overnight courier or by certified or registered mail, or by facsimile transmission promptly confirmed by certified or registered mail, addressed to Guarantor at:

Boone Pickens 8117 Preston Road, Suite 260 Dallas, Texas 75225 Attention: General Counsel Fax: (214) 750-9773

or to such other address or fax number as the Guarantor shall have notified the Counterparty in a written notice delivered to the Counterparty at the address or facsimile number specified in any master agreement governing one or more Transactions or, if no such master agreement has been entered into, to the Counterparty's last address or facsimile number on Clean Energy's records.

        9.    Continuing Guarantee.    Subject to the provisions of Section1 and 10 hereof, this Guarantee shall become and remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.

        10.    Termination.    Upon not less than 5days prior written notice thereof to the Counterparty, the Guarantor may terminate this Guarantee insofar as it would otherwise relate (but for such termination) to Transactions entered into after the effectiveness of such termination. Such termination shall not affect the Obligations hereunder of the Guarantor in respect of Transactions entered into before such effectiveness as to which the Guarantee shall in all respects remain in full force and effect.

        11.    Governing Law.    This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

        IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor to the Counterparty as of the date first above written.

/s/ BOONE PICKENS Boone Pickens

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  Exhibit 10.16